CAMPBELL ALTERNATIVE ASSET TRUST
                         MONTHLY REPORT - FEBRUARY 2011
                                   -----------



                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------


Net Asset Value (17,222.120 units) at January 31, 2011         $    29,959,191
Additions of 163.419 units on February 28, 2011                        292,165
Redemptions of (66.141) units on February 28, 2011                    (118,249)
Offering Costs                                                               0
Net Income - February 2011                                             831,065
                                                                 -------------
Net Asset Value (17,319.398 units) at February 28, 2011        $    30,964,172
                                                                 =============

Net Asset Value per Unit at February 28, 2011                  $      1,787.83
                                                                 =============

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                           STATEMENT OF INCOME (LOSS)
                           --------------------------


Income:
  Gains (losses) on futures contracts:
    Realized                                                   $       682,981
    Change in unrealized                                                57,983

  Gains (losses) on forward and options on forward contracts:
    Realized                                                           (13,508)
    Change in unrealized                                               188,163
  Net Investment Income (Loss)                                           2,964
                                                                 -------------
                                                                       918,583
                                                                 -------------
Expenses:
  Brokerage fee                                                         78,812
  Performance fee                                                            0
  Operating expenses                                                     8,706
                                                                 -------------
                                                                        87,518
                                                                 -------------

Net Income (Loss) - February 2011                              $       831,065
                                                                 =============

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                                 FUND STATISTICS
                                 ---------------


Net Asset Value per Unit on February 28, 2011                  $      1,787.83

Net Asset Value per Unit on January 31, 2011                   $      1,739.58

Unit Value Monthly Gain (Loss) %                                          2.77%

Fund 2011 calendar YTD Gain (Loss) %                                      1.96%


To the best of my knowledge and belief, the information contained herein is accurate and complete.



                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Executive Officer
                                       Campbell & Company, Inc.
                                       Managing Owner
                                       Campbell Alternative Asset Trust

                                       Prepared without audit

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Dear Investor,

Commodities and Equities Drive Gains in February ...

Geo-political concerns, centering on the growing Middle East/North African
(MENA) populist uprising, overwhelmed commodity markets. This regional tension generated significant price movements in the energy sector fueling gains for the Trust. Precious Metals, including gold and silver, were also strong contributors, along with soft commodities such as cotton (+17% during the month) and coffee as they continued their upward trends.

Despite the MENA unrest, additional gains were recorded in equity trading on improving macroeconomic data supporting the global recovery theme.

Currency trading took its cue from the energy complex during the month, as investors grew cautious about global monetary policy. While some of the major currencies rallied during the month, others like the New Zealand Dollar fell dramatically on the devastation of a massive earthquake in the Christchurch region. In the aggregate, currency trading was marginally positive on the month for the Trust.

Fixed Income trading finished slightly negative as price action was choppy across the globe, mainly from better economic data in the early part of the month followed by risk aversion in the second half of the month.

As the geopolitical situation continues to deteriorate, it is beneficial to maintain diversification and discipline.

Sincerely,

Terri Becks
President & CEO
Campbell & Company, Inc.
Managing Owner
Campbell Alternative Asset Trust